EXHIBIT 11 -- Statement Re: Computation of Per Share Earnings
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                                                         Three-Month Period Ended         Nine-Month Period Ended
                                                    September 30,       October 1,     September 30,       October 1,
                                                        1995               1994            1995                1994
PRIMARY (LOSS) INCOME PER
  COMMON SHARE
 Weighted average number
   of common shares outstanding                       10,313,916       10,301,141       10,311,045       10,281,942

 Net effect of dilutive stock
   options - based on the
      treasury stock method using
      the average market price                              --            240,362             --            273,388

        TOTAL                                         10,313,916       10,541,503       10,311,045       10,555,330

   Net (loss) income                                $ (1,135,000)    $ (1,835,000)    $ (1,907,000)    $  3,285,000

   Net (loss) income per
   common share                                     $      (0.11)    $      (0.17)    $      (0.18)      $    0 .31


FULLY DILUTED (LOSS) INCOME PER
  COMMON SHARE

   Weighted average number
 of common shares outstanding                         10,313,916       10,301,141       10,311,045       10,281,942

   Net effect of dilutive  stock  options -
       based on the  treasury  stock method
       using the greater of ending or
       average market price                                 --            240,486             --            274,304

        TOTAL                                         10,313,916       10,541,627       10,311,045       10,556,246

   Net (loss) income                                $ (1,135,000)    $ (1,835,000)    $ (1,907,000)    $  3,285,000

   Net (loss) income per common share               $      (0.11)    $      (0.17)    $      (0.18)    $       0.31
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